Exhibit a(1)(ix)

Offer to Purchase for Cash
by
Actions Semiconductor Co., Ltd
of
Up to 84,000,000 of its Ordinary Shares (Including Ordinary Shares Represented by
American Depositary Shares)
At a Purchase Price not Greater Than US$23/60 per Share (or US$2.30 per American Depositary Share)
nor Less Than US$20/60 per Share (or US$2.00 per American Depositary Share)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, SEPTEMBER 29, 2015,
UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED,
THE “EXPIRATION DATE”).

September 11, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Actions Semiconductor Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), has appointed us to act as Dealer Managers in connection with its offer to purchase for cash up to 84,000,000 of its ordinary shares, US$0.000001 par value per share (the “Shares”) (including Shares represented by American Depositary Shares (the “ADSs”)), at a purchase price not greater than US$23/60 per Share (or US$2.30 per ADS) nor less than US$20/60 per Share (or US$2.00 per ADS), net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 24, 2015, as amended and supplemented by the Supplement to the Offer to Purchase dated September 11, 2015 (the “Offer to Purchase”) and the related Amended Letter of Transmittal (the “Amended Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Amended Letter of Transmittal.

For your information and for forwarding to those of your clients for whom you hold Shares or ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Amended Letter of Transmittal for your use in accepting the Offer and tendering the Shares or ADSs (collectively, the “Securities”) of and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold the Securities registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;

4. Amended Notice of Guaranteed Delivery with respect to the Securities, to be used to accept the Offer in the event that you are unable to deliver Share certificates, together with all other required documents, to the Depositary before the Expiration Date, or for tenders of ADSs, if the procedure for book-entry transfer cannot be completed before the Expiration Date;

5. Substitute Form W-9, Form W-8-BEN and Form W-8BEN-E and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. A return envelope addressed to Laurel Hill Advisory Group Company, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, SEPTEMBER 29, 2015, UNLESS THE OFFER IS EXTENDED.

For a securityholder to validly tender Securities pursuant to the Offer, (a) an Amended Letter of Transmittal, properly completed and duly executed, and the certificate(s) representing the tendered Securities, together with any required signature guarantees, and any other documents required by the Amended Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) an Amended Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required Agent’s Message (as defined below) and any other documents required by the Amended Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of the Offer to Purchase prior to the Expiration Date and Securities must be delivered pursuant to the procedures for book-entry transfer set forth below (and a book-entry confirmation must be received by the Depositary) prior to the Expiration Date, or (c) the securityholder must comply with the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

All the Securities properly tendered prior to the Expiration Date and not properly withdrawn will be purchased upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Securities, regardless of any delay in making such payment. The Company expressly reserves the right, in its sole discretion, to change the price ranges to be paid for Securities and to increase or decrease the total number of Securities sought in the Offer, subject to applicable law. In addition, the Company may not be obligated to purchase Securities pursuant to the Offer upon the occurrence of certain events as described in Section 7 of the Offer to Purchase.

The Company reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or the right, in its reasonable discretion and regardless of whether any of the events set forth in Section 7 of the Offer to Purchase have occurred or are deemed by the Company to have occurred, to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 84,000,000 Shares (including Shares represented by ADSs) (or such greater number of Shares as the Company may elect to purchase, subject to applicable law) have been validly tendered and not properly withdrawn before the Expiration Date, the Company will accept the Securities to be purchased in the following order of priority:

•	first, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, the Company will purchase all Securities properly tendered and not properly withdrawn at prices at or below the per Share purchase price or per ADS purchase price, as applicable, on a pro rata basis with appropriate adjustment to avoid purchases of fractional Securities (except for securityholders who tendered securities conditionally for which the condition was not satisfied); and
•	second, only if necessary to permit the Company to purchase 84,000,000 Shares (including Shares represented by ADSs) at the per Share purchase price or per ADS purchase price, as applicable, determined in the Offer (or such greater amount as the Company may elect to pay, subject to applicable law), the Company will purchase Securities conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose Securities are conditionally tendered must have tendered all of their Securities.

Therefore, it is possible that fewer than all Securities tendered by a securityholder will be purchased or, if a tender is conditioned upon the purchase of a specified number of Securities, that none of those Securities will be purchased even though such Securities were tendered.

The Offer is not conditioned on any minimum number of Securities being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

The Company’s directors and executive officers have advised the Company that they do not intend to tender their Securities in the Offer. See Section 11 of the Offer to Purchase.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Securities pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Securities except as otherwise provided in the Offer to Purchase or Instruction 7 in the Amended Letter of Transmittal.

Any questions or requests for assistance may be directed to the Information Agent: Laurel Hill Advisory Group, LLC at +1 (888) 742-1305, or the Dealer Managers: Laurel Hill Securities, LLC at +1 (516) 396-7905 or Imperial Capital, LLC at +1 (212) 351-9433. Banks and brokers may call the Information Agent collect at +1 (516) 933-3100 and all others may call the Information Agent toll-free at +1 (888) 742-1305.

Very truly yours,

Laurel Hill Securities, LLC

Imperial Capital, LLC

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.